Exhibit 10.4
CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
     THIS CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (“Agreement”) is entered into this 2nd day of April, 2008, by and between THE WILLIAMS COMPANIES, INC., a Delaware Corporation (“Williams” or the “Company”), and Michael P. Johnson (“Executive”);
     WHEREAS, Executive has expressed an interest in retiring, effective March 31, 2008 (“Separation Date”); and
     WHEREAS, the Company has determined that the continued availability of Executive after his retirement is needed in order to provide an orderly transition of duties to Executive’s successor; and
     WHEREAS, Executive is willing to provide consulting services after his retirement in accordance with the provisions of this Agreement and the Consulting Agreement, a copy of which is attached hereto as Exhibit “A”; and
     WHEREAS, the Company has agreed to provide the Executive with a Separation Payment in exchange for Executive’s comprehensive release and agreements concerning, non-disparagement, non-solicitation of Company’s employees, and maintaining confidentiality;
     NOW, THEREFORE, in consideration of their mutual promises made herein and for other good and valuable consideration, and intending to be legally bound, the Company and Executive hereby agree as follows:
     1. Executive Services. Executive and Company agree that, for a period of up to nine (9) months following the Separation Date, to be determined by the Company in its sole and absolute discretion, Executive will provide consulting services to the Company in accordance with the terms of the Consulting Agreement attached hereto as Exhibit “A”.
     2. Company Payments. In accordance with the Company’s normal pay cycle, but not earlier than eight (8) days following Executive’s execution of this

Agreement, which shall not occur prior to March 31, 2008, the Company shall pay Executive:
     a. The sum of Two Hundred Sixty Three Thousand Seven Hundred Fifty Eight Dollars ($263,758.00) (“Consulting Fee”) in exchange for Executive executing the Consulting Agreement set forth on Exhibit “A” and performing the services described therein; and
     b. The sum of Five Hundred Thousand Dollars ($500,000.00) (“Separation Payment”) in exchange for Executive’s covenants and promises contained in this Agreement.
     3. Financial Planning Services. As further consideration for the Executive’s promises and covenants and promises contained in this Agreement, Williams shall continue to provide Executive with financial planning services utilizing The Ayco Company, L.P. through July 31, 2009.
     4. Release. In consideration of the Separation Payment and other benefits provided hereunder, Executive, for himself, his attorneys, and his heirs, executors, administrators, successors and assigns, does hereby fully, finally and forever release and discharge Company and its parent company, subsidiaries, affiliates, predecessors, successors and assigns and their respective officers, directors, employees, representatives, agents and fiduciaries, de facto or de jure or benefit plans (“Released Parties”) of and from any and all charges, claims, actions (in law or in equity), suits, demands, losses, expenses, damages, debts, liabilities, obligations, disputes, proceedings, or any other manner of liability (known or unknown) including without limitation those arising from, in whole or in part, the employment relationship between Company or one of its subsidiaries or affiliates and Executive or the termination thereof which exist, or have heretofore accrued, fixed or contingent, known or unknown, including without limitation any claims arising under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29

U.S.C. § 1001, et seq. (except that the parties agree that by signing this Agreement, Executive does not waive his rights under any claim for benefits that was or may have been filed prior to the date Executive signed this Agreement); the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.§ 2601 et seq.; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, defamation, infliction of emotional distress, termination in violation of public policy, retaliatory discharge, including those based on workers’ compensation retaliation under state statutes, discrimination on the basis of handicap, or claims arising under any local, state or federal regulation, statute or common law. Executive acknowledges and affirms that this Agreement is in nature and character both general and specific and that the specific descriptions and details hereinafter and hereinabove set forth do not in any manner limit or otherwise affect the general nature and character of this Agreement or the application thereof to Company and Executive. This Agreement does not release or discharge any claim or rights which might arise out of the actions of Company after the date Executive signs this Agreement.
     5. Severance. Due to the Executive’s voluntary retirement and the Consulting Fee and Separation Payment provided hereunder, Executive also hereby voluntarily waives any right which he may have to receive severance benefits under The Williams Companies Severance Pay Plan or any other severance pay plan, practices, programs, agreements or arrangements maintained by the Company, including, but not limited to, any change-in-control severance plan or agreement.
     6. No Release of Vested Benefits or Health and Welfare Benefits. Executive does not, by signing this Agreement, release or discharge any right to any vested, deferred benefit in any qualified employee benefit or incentive plan which provides for retirement, pension, savings, thrift and/or employee stock ownership or any benefit due Executive as a participant in any employee health and welfare plan, as such terms are used under ERISA, maintained by any of the Released Parties which employed Executive. Executive’s rights under any such employee benefit or incentive compensation plan shall be governed by the terms of such plan. Furthermore, following the eighth (8th) day after the Separation Date, and in accordance with Company’s normal pay cycle, Executive will receive payment for the balance of any accrued and unused Paid Time Off (PTO) for the calendar year 2008. Executive understands and acknowledges that, pursuant to the Company’s PTO Policy, Executive will not accrue any additional PTO while performing services as a consultant under the Consulting Agreement.
     7. Confidentiality/Company Property. Executive shall keep confidential the existence of this Agreement, its terms, contents, conditions, proceedings and negotiations, he will make no statements or representations relating thereto, except to her attorney or tax advisor, his spouse, or as may otherwise be allowed or required by law. Executive further acknowledges his continuing obligations to maintain confidentiality of Released Parties’ confidential and proprietary information and he shall not, at any time, use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than the Released Parties any confidential information regarding the employees, business methods, business strategies and plans, policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes of or developed by the Released Parties, including but not limited to, or any other confidential information relating to or dealing with the business operations, employees or activities of Released Parties, made known to Executive or learned or acquired by Executive while in the employ of Company or one of its subsidiaries or affiliates. Executive acknowledges that this Paragraph 7 is a separate agreement, and the Company is granted the right of specific performance to enforce the provisions of this Paragraph 7. The Executive also acknowledges that this Paragraph 7 is a material term of this Agreement and that its breach could result in damage to the Company that may be difficult to ascertain and that upon any such breach or in reasonable anticipation of any such breach, the Company will be entitled to an order of any court of competent jurisdiction to enjoin such breach.
     8. Continued Cooperation. Upon reasonable request of Company, Executive shall consult with Company in the orderly transition of business matters in which Executive participated during his active employment with Company and/or with respect to any litigation, legal proceedings or other disputes arising in connection with such business matters, including, but not limited to, matters with respect to Company’s response to inquiries initiated by governmental entities or other third parties and defense of certain lawsuits against Company and such other matters as shall be reasonably requested from time to time by Company’s General Counsel.
     9. Non-solicitation. For a period of twenty-four (24) months following Executive’s Separation Date, Executive shall not directly or indirectly induce or attempt to influence any employee of the Released Parties to terminate his or her employment with the Released Parties.
     10. Executive’s Miscellaneous Covenants. By signing this Agreement, Executive covenants, agrees, represents and warrants that:
     (a) The Separation Payment provided hereunder is a benefit to which he is not otherwise entitled under any Company plan, program or prior agreement;
     (b) Executive has not filed and will not in the future file any lawsuits, complaints, petitions or accusatory pleadings in a court of law against any of the Released Parties based upon, arising out of or in any way related to any event or events occurring prior to the signing of this Agreement, including, without limitation, his employment with any of the Released Parties or the termination thereof;
     (c) This Agreement specifically includes, without limitation, all claims asserted by or on behalf of Executive against any of the Released Parties, together with all claims which might have been asserted by or on behalf of Executive in any suit, claim (known or unknown), or grievance against any of the Released Parties for or on account of any matter or things whatsoever up to and including the date Executive signs this Agreement;
     (d) He has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof or interest therein and acknowledges that this Agreement shall be binding upon Executive and upon his heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns;
     (e) Executive waives all rights to recovery for any damages or compensation awarded as a result of any suit or proceeding by any third party or governmental agency on Executive’s behalf.
     11. Mutual Non-disparagement. Company agrees to refrain from making or publishing any statement critical of Executive or in any way adversely affecting or otherwise maligning Executive’s reputation. Executive agrees that he will not make or publish any statement critical of the Released Parties, its affiliates, or their respective executive officers, and directors or in any way adversely affecting or otherwise maligning the business or reputation of any member of the Released Parties.
     12. No Admission of Liability. Notwithstanding the provisions of this Agreement and the payments to be made by Company to Executive hereunder, Released Parties do not admit any manner of liability to Executive. This Agreement has been entered into as a means of settling any and all disputes that have or may have arisen between Released Parties and Executive.
     13. No Tax Advice. Executive agrees and acknowledges that the Company has made no representations to him regarding the tax consequences of the money paid pursuant to this Agreement, and that he shall rely upon his own tax advice with respect to any taxes owed on any of such monies. Executive shall be solely responsible for the payment of any federal, state or local taxes owed by Executive as a result of his receipt of money or benefits paid pursuant to this Agreement.
     14. Indemnification. Subject to Article VIII of the By-Laws of The Williams Companies, Inc., and to the extent permitted by law, Company will defend and indemnify Executive with regard to claims brought against Executive by third parties and arising from actions taken by Executive in his capacity as an officer and agent of Company.
     15. Recovery of Monies Owed to or by the Company. Executive acknowledges and agrees that any monies he owes to Company, Released Parties, or to Company’s or Released Parties’ vendor(s) contracted to provide business tools or services for use by Executive in his employment, including but not limited to Company credit card debt, relocation repayment obligations or pre-paid Educational Assistance Plan benefits, may be deducted from Executive’s Separation Payment. Williams agrees that Executive shall be entitled to reimbursement of any reasonable expenses incurred by Executive in connection with his employment with the Company up through March 31, 2008, provided Executive submits a proper expense report itemizing such expenses no later than April 30, 2008.
     16. Opportunity to Consider Agreement and Consult Counsel. Executive acknowledges that this Agreement is a binding legal document, and that he has been advised by Company to consult with an attorney before signing this Agreement. By signing this Agreement, Executive acknowledges that he has been extended a period of twenty-one (21) days within which to consider this Agreement.
     17. Revocation Period. For a period of seven (7) days following Executive’s execution of the Agreement, Executive may revoke the Agreement by notifying Company, in writing, of his desire to do so. After the seven (7) day period has expired, this Agreement shall become effective and enforceable.
     18. Binding Effect. By signing this Agreement, the parties agree and acknowledge that they have carefully read and fully understood the contents of this Agreement, and that this Agreement has been freely signed by the party executing this Agreement. This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, personal representatives, officers, directors, agents, attorneys, parents, subsidiaries and affiliates.
     19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the facts and matters stated herein and supersedes any and all prior understandings, agreements or representations or understandings, whether written or oral, prior to the date hereof; provided, however, that this Agreement shall have no effect on the enforceability of the Consulting Agreement referenced in Paragraph 1 herein and attached hereto as Exhibit “A,” or on the enforceability of any prior agreement relating to any covenant not to compete, trade secrets, and/or confidentiality.
     20. Governing Law. This Agreement and the rights and obligations hereunder shall be construed in all respects in accordance with the internal laws of the State of

Oklahoma without reference to the conflict of laws provisions thereof. Should any provision of this Agreement be found or declared or determined by a court of competent jurisdiction to be invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and any such invalid part, term or provision shall be deemed not to be a part of this Agreement. Any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and the parties hereby waive personal jurisdiction and any objections to venue.
     21. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by both Executive and a duly authorized representative of Company.
     22. Headings. The heading of paragraphs or subparagraphs herein are included solely for convenience or reference and will not control the meaning or interpretation of any of the provisions of this Agreement.
     23. Notices: Any and all notices required to be sent pursuant to the terms of this Agreement will be sent by registered or certified mail or be personally delivered to the parties hereto at the following addresses or such other addresses as they may designate:

Executive:	Michael P. Johnson

Tulsa, OK

Company:	The Williams Companies, Inc.
Attn: Vice President, Human Resources
One William Center
P. O. Box 2400
Tulsa, Oklahoma 74102

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

THE WILLIAMS COMPANIES, INC.

By: /s/ Steven J. Malcolm

Title: Chairman, President & CEO

WITNESS:

/s/ Michael P. Johnson	/s/ Brenda Spencer
Michael P. Johnson

ACKNOWLEDGMENT
     I HEREBY ACKNOWLEDGE that The Williams Companies, Inc. (“the Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
     (1) I should consult with an attorney before signing the Confidential Separation Agreement and Release (“Agreement”) which was provided to me today.
     (2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
     (3) For a period of seven (7) days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed; and
     (4) The Consulting Fee and Separation Payment described in Paragraph 2 of this Agreement will be paid in accordance with the Company’s normal pay cycle, but will not be paid to me until the seven-day revocation period has elapsed.
     I HEREBY FURTHER ACKNOWLEDGE receipt of this Confidential Separation Agreement and Release on the 2nd day of April, 2008.

WITNESS:

/s/ Michael P. Johnson	/s/ Brenda Spencer
Michael P. Johnson

EXHIBIT “A”
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT is entered into this 2nd day of April, 2008, by and between THE WILLIAMS COMPANIES, INC. a Delaware Corporation, (“Williams” or the “Company”) and Michael P. Johnson (“Consultant”).
     WHEREAS, Williams wishes to avail itself of Consultant’s knowledge, expertise and experience by utilizing the services of Consultant; and
     WHEREAS, Consultant is willing to serve as a consultant to Williams upon the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of their mutual promises and for other good and valuable consideration, Williams and Consultant hereby agree as follows:
     1. Consulting Services.
     (a) During the period beginning on the date on which Consultant ceases to be employed by Williams and continuing through December 31, 2008 (the “Consulting Period”), Consultant shall provide to Williams, including its subsidiaries and affiliates, consulting services commensurate with his status and experience as Williams’ Senior Vice President and Chief Administrative Officer to enable a smooth transition of his duties to his successor with respect to such matters as shall be reasonably requested from time to time by the Chief Executive Officer of Williams (the “Williams Representative”), provided that Consultant shall not be required to provide such services during any period when he is unable to perform due to his health.
     (b) Consultant shall provide consulting services to Williams only as needed and when reasonably requested by the Williams Representative, provided that, without his prior consent, Consultant shall not be required to devote more than eighty (80) hours in any calendar month to the performance of any consulting services hereunder. Consultant agrees that in the event it becomes necessary for him to devote more than eighty (80) hours in any calendar month to performing services under this Agreement, Consultant will obtain approval from Williams’ Chief Executive Officer and the Executive Officer Team member for whom the services are being provided prior to providing such services. Consultant shall determine the time and location at which he shall perform such services, subject to the right of the Williams Representative to reasonably request by advance written notice that such services be performed at a specific time and at a specific location. Consultant shall honor any such request unless he is unable to perform due to his health, or he has a conflicting business commitment that would preclude him from performing such services at the time and/or place requested by the Williams Representative, and in such circumstances, shall make reasonable efforts to arrange a mutually satisfactory alternative. Williams shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business activity of Consultant.
     (c) Consultant shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of any member of Williams during the Consulting Period, and shall not have the power or authority to contract in the name of or bind any member of Williams. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to him hereunder. Consultant shall not, by reason of the services performed hereunder, be entitled to participate in any employee benefits plan, program or arrangement made available to any employee of Williams.
     (d) This Agreement is personal to Consultant and all of the services required of Consultant hereunder shall be performed personally by him.
     2. Consulting Fees. In accordance with its normal pay cycle, but not before the eighth (8th) day following Consultant’s execution of this Agreement, Williams shall pay Consultant the sum of Two Hundred Sixty Three Thousand Seven Hundred Fifty Eight Dollars ($263,758.00) (“Consulting Fee”) as consideration for executing this Agreement and providing the services set forth hereunder. Consultant shall not be entitled to receive any other compensation, bonuses or benefits provided to Williams’ employees in exchange for the services provided by Consultant under the terms of this Agreement. However, Williams will reimburse Consultant for reasonable and necessary travel expenses, including costs for transportation, meals and lodging that Consultant may incur in connection with his performance of services under this Agreement. During the Consulting Period, Consultant may also utilize Williams’ corporate aircraft for travel necessary to his performance of services under this Agreement, subject to the approval of the Williams Representative and the availability of the aircraft.

     3. Confidential Information. Consultant shall not, at any time during the Consulting Period, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of Williams or (ii) other technical, business, proprietary or financial information of Williams not available to the public generally or to the competitors of Williams (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Consultant, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that Consultant gives prompt notice of such requirement to Williams to enable Williams to seek an appropriate protective order, or (c) is necessary to perform properly Consultant’s duties under this Agreement. Promptly following the termination of the Consulting Period, Consultant shall surrender to Williams all records, memoranda, notes, plans, reports, computer tapes and software and other documents and data which constitute Confidential Information which he may then possess or have under his control (together with all copies thereof).
     4. Exclusive Services/Non-solicitation.
     (a) Consultant acknowledges that during the Consulting Period he will become familiar with trade secrets and other confidential information concerning Williams and that his services will be of special, unique and extraordinary value to Williams.
     (b) Consultant agrees that during the Consulting Period he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm corporation or enterprise in engaging or being engaged, in any business, in which Consultant was involved or of which he has knowledge is being conducted by Williams during the Consulting Period. Notwithstanding the provisions of this subparagraph 4(b) to the contrary, Consultant may act as a director, stockholder, investor or employee of or consultant to any corporation or enterprise with regard to the business or businesses referred to above with the prior written consent of Williams, such consent not to be unreasonably withheld.
     (c) Consultant further agrees that during the Consulting Period he shall not in any manner, directly or indirectly, induce or attempt to induce any employee Williams to terminate or abandon his or her employment for any purpose whatsoever.
     (d) Nothing in this Paragraph 4 shall prohibit Consultant from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, or any securities of which are publicly traded, so long as Consultant has no active participation in the business of such corporation.
     (e) If, at any time of enforcement of this Paragraph 4, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Agreement shall not authorize a court to increase or broaden any of the restrictions in this Paragraph.
     5. Hold Harmless. Consultant shall hold harmless Williams, its subsidiaries and affiliates, and its and their respective shareholders, officers, directors, employees and attorneys against any damage, injury, death, claim, loss, charge or expense (including, without limitation, attorneys’ fees and court costs and the costs of investigation) of any party, including Consultant, arising out of or relating to, or claimed to arise out of or relate to, Consultant’s gross negligence or willful misconduct in performing under this Agreement.
     6. No Tax Advice. Consultant agrees and acknowledges that Williams has made no representations to him regarding the tax consequences of the money paid pursuant to this Agreement, and that he shall rely upon his own tax advice with respect to any taxes owed on any of such monies. Consultant shall be solely responsible for the payment of any federal, state or local taxes owed by Consultant as a result of his receipt of money or benefits provided to him by Williams pursuant to this Agreement.
     7. Termination of the Consulting Services. Williams may terminate this Agreement at any time prior to December 31, 2008, but the parties agree and acknowledge that Williams shall only be entitled to a pro-rata refund of the Consulting Fee in the event that the Agreement is terminated solely for cause, which shall be limited to either (i) the conviction of Consultant of a felony which has a substantial effect on Williams’ business or reputation, or (ii) the continual and repeated failure of

Consultant to perform the services required of him hereunder, after written notice of the alleged failures and an opportunity to cure has been given. Consultant may only terminate this Agreement due to a material breach hereof by Williams.
     8. No Waiver of Vested Benefits. Nothing in this Agreement shall be construed to limit, reduce, offset or otherwise impair Consultant’s rights to any benefits or compensation vested or accrued under the terms of the employee benefit plans, programs or arrangements maintained by Williams other than those benefits that were released or waived by Consultant pursuant to the Confidential Separation Agreement and Release dated April 2, 2008.
     9. Computer/Office Support and Access. During the Consulting Period, Williams shall provide Consultant with office space at Williams’ principal place of business, which will include telephone and computer access and administrative support. In addition, Williams shall provide and maintain Consultant’s computer and access to Williams’ network and telephone systems via his home office as shall be reasonably necessary for Consultant to provide the consulting services requested by Williams during the Consulting Period and under the terms of this Agreement. At the termination of the Consulting Period, Consultant shall return all of Williams’ property within his possession to Williams.
     10. Enforcement. The parties hereto agree that Williams would be damaged irreparably in the event that any provision of Paragraph 3 or 4 of this Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, Williams and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). Consultant agrees any litigation concerning this Agreement or the facts or matters described herein shall be brought only in a court of competent jurisdiction in Tulsa County, Tulsa, Oklahoma, and Consultant agrees that he will submit himself to the personal jurisdiction of the courts of the State of Oklahoma in any action by Williams to enforce the terms of this Agreement or to obtain injunctive or other relief.
     11. Miscellaneous. This Agreement may only be amended by a written instrument signed by Williams and Consultant. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between Williams and Consultant with respect to the subject matter hereof The parties further agree and acknowledge that this Agreement constitutes the entire agreement between the parties hereto pertaining to the facts and matters stated herein and supersedes any and all prior understandings, agreements or representations or understandings, whether written or oral, prior to the date hereof; provided, however, that this Agreement shall have no effect on the enforceability or terms of the Confidential Separation Agreement and Release dated April 2, 2008, or on the enforceability of any prior agreement relating to non-solicitation, trade secrets, and/or confidentiality. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     12. Notices. Any and all notices required to be sent pursuant to the terms of this Agreement will be sent by registered or certified mail, or be personally delivered to the parties hereto at the following addresses, or such other addresses as they may designate:

Consultant:	Michael P. Johnson

Tulsa, OK

Company:	The Williams Companies, Inc.
Attn: Vice President, Human Resources
One William Center
P. O. Box 2400
Tulsa, Oklahoma 74102
     13. Successor and Assigns. This Agreement shall be enforceable by Consultant and his heirs, executors, administrators and legal representatives, and by Williams and its successors and assigns.
     14. Survival. Paragraphs 3, 4, and 10 of this Agreement shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Consulting Period.
     15. Governing Law. This Agreement shall be governed by the laws of the State of Oklahoma, without reference to the principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

THE WILLIAMS COMPANIES, INC.

By: /s/ Steven J. Malcolm

Title: Chairman, President & CEO

WITNESS:

/s/ Michael P. Johnson	/s/ Brenda Spencer
Michael P. Johnson

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